UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 15, 2005

Quintiles Transnational Corp.
__________________________________________
(Exact name of registrant as specified in its charter)

North Carolina	000-23520	56-1714315
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4709 Creekstone Drive, Suite 200, Durham, North Carolina		27703-8411
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	919-998-2000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 7.01. Regulation FD Disclosure.

Quintiles Transnational Corp. (the "Company") has commenced a process to request that the holders of its outstanding term loans approve an Amendment No. 2 (the "Amendment") to its Credit Agreement, dated as of September 25, 2003 (as amended, the "Credit Agreement"), and has announced that upon the effectiveness of the Amendment it intends to repay $150 million of the approximately $306 million in term loans currently outstanding under its Credit Agreement.

The Amendment seeks to amend the Credit Agreement (i) to reduce the interest rate applicable to the Company’s remaining term loans, (ii) to relax certain financial covenants, (iii) to increase the Company’s ability to make Restricted Payments (as defined in the Credit Agreement) and certain other investments, and (iv) to make other clarifying or correcting changes to the Credit Agreement as the Company has requested.

The Company may withdraw or modify the Amendment at any time and determine not to pay down all or any of the outstanding principal at any time prior to when such amount becomes due.

Information in this report contains "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements represent the Company’s judgment concerning the future and are subject to risks and uncertainties that could cause the Company’s actual results to differ materially, including, without limitation, the possibility that the Amendment may not be approved by the lenders in its current form or at all. Additional factors that could cause actual results to differ materially are discussed in the Company’s recent filings with the Securities and Exchange Commission, including but not limited to the Company’s Form 10-K, Form 10-Qs and Form 8-Ks.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Quintiles Transnational Corp.

March 15, 2005	By:	John D. Ratliff

Name: John D. Ratliff
Title: Executive Vice President and Chief Financial Officer